As filed with the Securities and Exchange Commission on October 27, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Genomic Solutions Inc.

(Exact name of registrant as specified in its governing instrument)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	38-338038 (I.R.S. Employer Identification No.)

4355 Varsity Drive, Suite E
Ann Arbor, Michigan 48108

(Address of Principal Executive Offices)

1994 B.I. SYSTEMS CORPORATION OMNIBUS EQUITY INCENTIVE PLAN
1998 EMPLOYEE STOCK OPTION PLAN
1998 NON-EMPLOYEE DIRECTOR AND CONSULTANT STOCK OPTION PLAN
2000 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Jeffrey S. Williams
President and Chief Executive Officer
Genomic Solutions Inc.
4355 Varsity Drive, Suite E
Ann Arbor, Michigan 48108
(734) 975-4800

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Sara M. Kruse, Esq.
Jaffe, Raitt, Heuer & Weiss, P.C.
One Woodward Avenue, Suite 2400
Detroit, Michigan 48226
(313) 961-8380

AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
REOFFER PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
INDEMNIFICATION
LEGAL MATTERS
EXPERTS
Opinion of Jaffe, Raitt, Heuer & Weiss
Consent of Arthur Andersen, LLP

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum	Amount of
To be Registered	Registered (2)	Aggregate Offering Price (3)	Registration Fee

Callable Common Stock, par value $0.001(1), to be issued under:

1994 B.I. Systems Corporation Omnibus Equity Incentive Plan	171,200	$1,387,183.19	$347.74

1998 Employee Stock Option Plan	2,101,710	$16,139,101.60	$4,260.72

1998 Non-Employee Director and Consultant Stock Option Plan	750,000	$7,742,300	$2,043.97

2000 Employee Stock Purchase Plan	1,000,000	$15,060,000	$3,975.84

Callable Common Stock, par value $0.001	1,688,080	$25,422,484.80	$6,711.54

Total:	5,710,990	$65,751,069.59	$17,339.81

(1)	Genomic’s employee benefit plans authorize the issuance of shares of common stock, which is defined as Genomic’s callable common stock, par value $0.001. The callable common stock is callable until the expiration of the period for which PerkinElmer, Inc. has a right to cause Genomic to redeem the callable common stock. After expiration of the call period, common stock means the common stock of Genomic, par value $0.001. All references to common stock in this registration statement, unless otherwise defined, shall mean Genomic’s callable common stock.

(2)	The Genomic 1998 Employee Stock Option Plan (the “1998 Stock Option Plan”) authorizes the issuance of up to ten percent (10%) of the total number of shares of common stock issued and outstanding from time to time. As of October 25, 2000, the Company had 23,710,604 shares of common stock issued and outstanding, of which ten percent (10%), or 2,371,060 shares are reserved for issuance under the 1998 Stock Option Plan. The Genomic 1998 Non-Employee Director and Consultant Stock Option Plan (the “Director and Consultant Plan”) authorizes the issuance of up to seven hundred and fifty thousand (750,000) shares. The Employee Stock Purchase Plan (the “Purchase Plan”) authorizes the issuance of up to one million (1,000,000) shares. The 1994 B.I. Systems Corporation Omnibus Equity Incentive Plan (the “Incentive Plan”) authorizes one million five hundred ninety thousand (1,590,000) shares of common stock for issuance under the plan. The number of shares stated above consists of the aggregate number of shares that (a) may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the 1998 Stock Option Plan, the Director and Consultant Plan, the Purchase Plan and the Incentive Plan and (b) were issued upon the exercise of options which were granted under the 1998 Stock Option Plan, the Director and Consultant Plan and the Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933 as follows: (a) in the case of shares of our common stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (b) in the case of shares of our common stock for which options have not been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low prices of the common stock, $0.001 par value, of Genomic reported on the Nasdaq National Market on October 24, 2000.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

      The documents containing the information specified in this Item 1 will be sent or given to participants in the 1994 B.I. Systems Corporation Omnibus Equity Incentive Plan, the 1998 Employee Stock Option Plan, the 1998 Non-Employee Director and Consultant Stock Option Plan, and the 2000 Employee Stock Purchase Plan as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2. Registrant Information and Employee Plan Annual Information

      The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

EXPLANATORY NOTE

      This registration statement registers shares of callable common stock, par value $0.001 per share (“Common Stock”), of Genomic Solutions Inc. (“Genomic”) that (a) may be sold upon the exercise of options which have been granted and/or may hereafter be granted under Genomic’s 1994 B.I. Systems Corporation Omnibus Equity Incentive Plan, 1998 Employee Stock Option Plan, 1998 Non-Employee Director and Consultant Stock Option Plan and 2000 Employee Stock Purchase Plan (collectively, the “Employee Benefit Plans”) and (b) were issued upon the exercise of options granted under the Employee Benefit Plans. Genomic’s Employee Benefit Plans authorize the issuance of shares of common stock, which is defined as Genomic’s callable common stock, par value $0.001. The callable common stock is callable beginning October 23, 2000 until October 21, 2002, unless terminated earlier in accordance with the terms of the callable common stock. After expiration of the call period, common stock means the common stock of Genomic, par value $0.001. All references to Common Stock in this registration statement, unless otherwise noted, shall mean Genomic’s callable common stock.

      This registration statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions of Form S-8), which covers reoffers and resales of certain shares of our Common Stock issued pursuant to certain of the Employee Benefit Plans. The second part contains information required in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8 the plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission.

      Genomic will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), other documents required to be delivered to eligible plan participants pursuant to Rule 428(b) of the Securities Act of 1933 or additional information about the Employee Benefit Plans. Requests should be directed to Genomic Solutions Inc., 4355 Varsity Drive, Suite E, Ann Arbor, Michigan 48108, attention: Steven J. Richvalsky, telephone (734) 975-4800.

REOFFER PROSPECTUS
GENOMIC SOLUTIONS INC.

5,710,990 SHARES OF CALLABLE COMMON STOCK, $0.001 PAR VALUE

      The shares of callable common stock, par value $0.001 per share (“Common Stock”), of Genomic Solutions Inc. (“Genomic”) covered by this Reoffer Prospectus may be offered and sold to the public by certain shareholders of Genomic (the “Selling Shareholders”), some of whom may be deemed to be “affiliates” (as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”)) of the Company. The Selling Shareholders may sell a maximum of 5,710,990 shares of Common Stock (the “Shares”). The Selling Shareholders acquired or will acquire the Shares through their exercise of stock options granted under Genomic’s 1994 B.I. Systems Corporation Omnibus Equity Incentive Plan, 1998 Employee Stock Option Plan, 1998 Non-Employee Director and Consultant Stock Option Plan and 2000 Employee Stock Purchase Plan.

      All or a portion of the Shares may be offered for sale, from time to time, on the Nasdaq National Market or otherwise, at prices and terms then obtainable, subject to certain limitations. However, any Shares covered by this Reoffer Prospectus which qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 instead of pursuant to this Reoffer Prospectus.

      The Company will not receive any of the proceeds from the sales of the Shares by the Selling Shareholders, but will receive funds from the sale of the Shares of Common Stock to the Selling Shareholders upon the exercise of stock options for such Shares, which funds will be used by the Company for working capital. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions, discounts and other expenses incurred by individual Selling Shareholders will be borne by such Selling Shareholders.

      The Common Stock is listed on the Nasdaq National Market under the symbol “GNSL.” The average of the high and low prices of our Common Stock on the Nasdaq National Market on October 24, 2000 was $15.06.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is October 27, 2000

AVAILABLE INFORMATION	5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	5

REOFFER PROSPECTUS SUMMARY	7

RISK FACTORS	7

FORWARD-LOOKING STATEMENTS	16

USE OF PROCEEDS	16

PLAN OF DISTRIBUTION	19

INDEMNIFICATION	20

LEGAL MATTERS	20

EXPERTS	20

AVAILABLE INFORMATION

      Genomic has filed with the Securities and Exchange Commission a registration statement on Form S-8, together with exhibits and documents incorporated by reference in the registration statement, under the Securities Act of 1933 with respect to the shares being offered pursuant to this Reoffer Prospectus. This Reoffer Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information regarding Genomic and the Common Stock offered, reference is made to the registration statement, exhibits and the documents incorporated in the registration statement by reference.

      Genomic is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files, reports and other information with the Securities and Exchange Commission. The registration statement, including exhibits, and the reports and other information filed by Genomic can be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549, and at the Commission’s Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

      You may also obtain copies of the registration statement by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 or by telephone at 1-800-SEC-0330. The registration statement is available to the public from commercial document retrieval services and at the Securities and Exchange Commission’s World Wide Web site located at http://www.sec.gov. Genomic’s shares are quoted on the Nasdaq National Market.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference, except as superseded or modified herein:

1.	Our final prospectus filed with the SEC on May 5, 2000 pursuant to Rule 424(b)(4) under the Securities Act of 1933;

2.	Our current Report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on August 14, 2000; and

3.	Our Registration Statement No. 000-30549 on Form 8-A filed with the SEC on May 2, 2000, in which we describe the terms, rights and provisions applicable to our outstanding common stock.

      In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Reoffer Prospectus and prior to the termination of the offering of the Shares of Common Stock shall be deemed to be incorporated in and made a part of this Reoffer Prospectus by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Reoffer Prospectus.

      Genomic will provide without charge to any person to whom this Reoffer Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or oral requests for such copies should be directed to Genomic Solutions Inc., 4355 Varsity Drive, Suite E, Ann Arbor, Michigan 48108, attention: Steven J. Richvalsky, Chief Financial Officer, Executive Vice President, Secretary and Treasurer (telephone (734) 975-4800).

REOFFER PROSPECTUS SUMMARY

      THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE REOFFER PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK. CERTAIN STATEMENTS MADE IN THIS REOFFER PROSPECTUS CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. SEE “FORWARD-LOOKING STATEMENTS.”

      Unless the context otherwise requires, all references to “dollars” refers to U.S. dollars.

THE COMPANY

      We design, develop, manufacture, market and sell genomic and proteomic instrumentation, software, consumables and services. Unlike many other life sciences companies in the gene expression and proteomic markets, we offer integrated systems with demonstrated market acceptance. Our biochip and proteomic products and systems enable researchers to perform complex, high-volume experiments at lower costs and in less time than with traditional techniques. Our customers use our integrated and automated systems to produce biochips, maintain DNA libraries, quantify gene expression levels and isolate, identify and characterize proteins, thereby facilitating more rapid and less expensive drug discovery. Since 1997, we have sold our products to more than 100 pharmaceutical and biotechnology companies, government agencies, universities and private research institutions, including Parke-Davis, Merck, diaDexus, Biogen, RIKEN Genome Science Center (Japan) and Ludwig Institute for Cancer Research.

      Our principal executive offices are located at 4355 Varsity Drive, Suite E, Ann Arbor, Michigan 48108 and our telephone number is (734) 975-4800.

THE OFFERING

      The Selling Shareholders may offer and sell up to 5,710,990 shares of our Common Stock under this Reoffer Prospectus. We will not receive any of the proceeds from the sale of these Shares, however, we will receive funds from the sale of the Shares of Common Stock to the Selling Shareholders, which funds will be used by the Company for working capital. See “USE OF PROCEEDS” and “SELLING SHAREHOLDERS.”

RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS REOFFER PROSPECTUS BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE THAT WE DO NOT KNOW ABOUT NOW OR THAT WE CURRENTLY DEEM IMMATERIAL, MAY ALSO ADVERSELY AFFECT OUR BUSINESS.

RISKS RELATED TO OUR BUSINESS

      We have a history of losses and anticipate future losses and negative cash flow.

      We incurred net losses of $2.0 million for the fiscal year ended December 31, 1997, $7.8 million for the fiscal year ended December 31, 1998, $11.1 million for the fiscal year ended December 31, 1999, and $6.8 million for the six months ended June 30, 2000. As of December 31, 1999, we had an accumulated deficit of $9.4 million. We expect to continue to experience significant operating losses as we increase our expenses in order to continue our research and development efforts, further develop our manufacturing capabilities and expand our marketing and sales force. As a result, we need to generate significant revenues to achieve and maintain profitability. Our revenues have grown significantly in recent quarters, and, based on current indicators and estimates of our future performance, we believe we will become profitable some time late next year. However, our continued revenue growth is dependent on many factors beyond our control, including factors discussed in this risk factors section of the prospectus, and we may not sustain our revenue growth and we may become profitable at a different time or we may never become profitable. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis.

We may need additional capital to support our operations, which may be unavailable or costly.

      Based on our current plans, we believe that our existing cash, cash equivalents and short-term investments, will be sufficient to fund our operating expenses, debt obligations and capital requirements, on both a short-term and long-term, greater than 12 months, basis. However, we may need to raise additional capital to fund our research and development programs, to scale up manufacturing activities, to expand our sales and marketing capabilities and to fund unforeseen expenses. Future collaborations may require us to commit substantial capital. Many factors, some of which are beyond our control, will determine when and how much funds we will need, and we may need funds sooner than currently anticipated. Even if we have sufficient funds for our operating plans, we may choose to raise additional capital due to market conditions or strategic considerations.

Our systems and products may fail to maintain or achieve sufficient market acceptance, which would impair our ability to generate sales revenue.

      The commercial success of our systems and products depends upon continued and expanding market acceptance of our biochip and proteomic systems and products by pharmaceutical and biotechnology companies, academic research centers and government-funded research laboratories. Market acceptance depends on many factors, including researchers’ belief that our systems are an attractive alternative to current technologies for the acquisition, analysis and management of genomic and proteomic information. These potential customers may be reluctant to accept newer technologies which may require learning new techniques and procedures and abandoning or modifying current methodologies with which they are comfortable and familiar.

The relatively high price of our systems may deter potential customers from buying our systems.

      Our GeneTAC™ Biochip System is typically sold for $225,000 and our Investigator Proteomic™ System is typically sold for $300,000. The costs of our products and systems may deter potential customers from buying our products. We may be required by competitive forces or for other reasons to discount the price of our systems or products to generate sales. Furthermore, our failure to place sufficient quantities of our systems will have a material adverse effect on our ability to sell consumables. Market acceptance of our systems and products and potential products could be adversely affected by limited funding available for capital acquisitions by our customers, as well as internal obstacles to customer approvals for purchases of our products. Because of these and other factors, we may not be able to maintain or achieve sufficient market acceptance to become profitable.

Our products will require additional development to remain competitive, which we may be unable to achieve in a timely and cost-effective manner.

      While we have sold our products and services commercially, our currently available biochip and proteomic systems may require design and functional modifications as scientific procedures and methods change. As scientific knowledge advances, we anticipate a need for new instrumentation, software and consumable products. Any future products will require significant development, investment and testing.

We may need to undertake costly and time-consuming efforts to achieve these objectives. We cannot assure you that we will successfully design, develop, manufacture, market or sell any future products in a timely and cost-effective manner, if at all, or that we will be able to sustain or increase sales revenue from our current systems and products.

Concentration of customers may limit our market and our ability to achieve sales growth.

      We expect that our customers will be concentrated in a limited number of pharmaceutical and biotechnology companies, academic research centers and government-funded research laboratories that can afford our systems. Forty-five percent of our current revenue is from sales to pharmaceutical and biotechnology companies. As a result, our financial performance may depend on large orders from a limited number of customers, and the loss of, or reduction in, purchase orders from our customers will impair our sales. If consolidation trends in the pharmaceutical and biotechnology industries continue, the number of our current and potential customers could decrease. If this occurs, our large customers may seek reductions in the prices of our products and services based on volume purchases.

If we fail to achieve and maintain the high manufacturing standards that our products require, or if we are unable to develop additional manufacturing capacity, our commercial opportunity will be reduced or eliminated.

      Our biochip and proteomic systems and related products require careful calibration and precise, high-quality manufacturing. If we fail to achieve and maintain these high manufacturing standards, including the incidence of manufacturing errors, design defects or component failures, we could experience product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that will impair our sales. Despite our high manufacturing standards, we cannot completely eliminate the risk of errors, defects or failures. If we are unable to manufacture the components of our GeneTAC™ Biochip System or Investigator™ Proteomic System on a timely basis at acceptable quality and cost and in commercial quantities, or if we experience unanticipated technological problems or delays in production, our commercial opportunity will be reduced or eliminated.

The sales cycle for our systems is lengthy and we may spend significant time on sales opportunities with no assurance of success.

      The sales cycle for our systems is typically between three and six months. We often must make sales presentations to various departments within a single customer, including research and development personnel and key management. In addition, we may be required to negotiate agreements containing terms unique to each customer. We may expend substantial funds and management effort with no assurance that we will successfully sell our systems, products or services to the customer.

We depend on third-party suppliers, and any failure to obtain product components from these suppliers in a timely manner will interfere with our ability to produce our products.

      The lasers, filters and optics used in our GeneTAC™ Biochip Analyzers and the fluid transport mechanism used in our GeneTAC™ Hybridization Station are supplied by a limited group of suppliers. These products accounted for approximately 22% of our 1999 revenue. If we are unable to obtain these parts from our suppliers, we may be unable to secure an alternative supplier within a reasonable time period, or on commercially reasonable terms, if at all. Our reliance on outside vendors generally, and a sole or a limited group of suppliers in particular, could also result in reduced control over quality, pricing and time of receipt of materials and components.

Any reduction, delay or termination of government research funding could reduce, or cause timing fluctuations in, our sales.

      In 1999, approximately 55% of our sales were made to researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies like the US National Institutes of Health and similar domestic and international agencies. Although the level of research funding has increased during the past several years, these increases may not continue or research funding may be reduced. Government funding of research and development is subject to the political process, which is inherently fluid and unpredictable. Also, government proposals aiming to reduce or eliminate budget deficits have sometimes included reduced allocations or delays or terminations of funding to the National Institutes of Health and other government agencies that fund research and development activities. A reduction in government funding for the National Institutes of Health or other government research agencies could result in lower sales or cause fluctuations in our sales and operating results.

If we fail to expand our international presence or our distribution arrangement with PerkinElmer, Inc. is unsuccessful, we may lose potential revenues.

      We have an agreement with PerkinElmer for the exclusive marketing, distribution and servicing of our products outside the United States, Japan and the United Kingdom through January 1, 2002. In 1999, markets outside the United States, Japan and the United Kingdom represented 16% of our total sales. If PerkinElmer does not perform as well as the distributors that it displaced or otherwise fails to implement a successful marketing plan, we may incur increased costs and personnel requirements.

The risks associated with maintaining international operations could adversely affect our ability to increase or sustain international sales.

      The sale of our products internationally involves a number of risks not typically present in domestic sales, including:

•	difficulties in staffing and managing foreign operations;

•	costs and risks of deploying systems in foreign countries;

•	changes in regulatory requirements; licenses, tariffs and other trade barriers;

•	limited protection of intellectual property rights;

•	the burden of complying with a wide variety of complex foreign laws and treaties;

•	potentially adverse tax consequences; and

•	political and economic instability.

Our international operations also will be subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high-technology products. Tariffs or restrictions upon the importation or exportation of our products may be implemented by the United States or other countries which will adversely affect our ability to sustain or increase our international sales.

We are subject to foreign currency fluctuations which may affect our operating results.

      A significant portion of our business historically has been conducted in currencies other than the U.S. dollar, which is our reporting currency. Our agreement with PerkinElmer requires payment in U.S. currency. As a result, only our business in the United Kingdom and Japan will continue to be conducted in foreign currencies. The United Kingdom and Japan represented 28% of our total sales in 1999 and may continue to represent a large portion of our total sales. Currency fluctuations among the U.S. dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses in the period incurred. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the variability of currency exposures and the potential volatility of currency exchange rates. We may choose to engage in foreign exchange hedging transactions to manage our foreign currency exposure, but our strategies may not adequately protect our operating results from the effects of exchange rate fluctuations and may expose our business to additional risk and loss.

Our failure to attract and retain skilled scientists, technicians and other key personnel could affect our ability to develop and manufacture our products and provide our services.

      As of September 30, 2000 we employed 140 people. Our ability to adequately service our customers depends, in large part, on our ability to hire and retain scientists and technicians with the skills necessary to keep pace with continuing changes in genomic and proteomic research. We believe that there is a shortage of, and significant competition for, scientists and technicians with the skills and experience in biochemistry, chemistry and engineering necessary to perform the services we require. We compete with the research departments of pharmaceutical companies, biotechnology companies, contract research companies and research and academic institutions for new personnel. We cannot assure you that we will be successful in attracting, retaining or motivating our scientific and technical personnel. Moreover, the hiring of additional personnel in product development, manufacturing and sales and marketing will increase burdens on our management, operational and financial resources. We generally do not enter into employment agreements requiring these employees to continue in our employment for any period of time. Any failure on our part to hire, train and retain sufficient qualified personnel would seriously damage our business.

We face risks associated with acquisitions that will harm our business if we do not adequately address them.

      We have acquired complementary technologies, product lines and personnel from several companies. This growth has placed, and may continue to place, a significant strain on our management and operation. Our ability to manage our growth effectively will depend on our ability to continue to implement and improve our operational, management information and financial control systems and to expand, train and manage our workforce.

      We expect to continue from time to time to review potential acquisition candidates in the ordinary course of our business. Acquisition candidates may not be available on terms and conditions acceptable to us. These potential acquisitions will involve numerous risks, including:

•	difficulties and expenses incurred in connection with the completion of these acquisitions;

•	the subsequent assimilation of the operations, personnel and services or products of the acquired companies;

•	the loss of momentum in research and product development activities;

•	the difficulty of operating new businesses;

•	the diversion of management’s attention from other business concerns; and

•	the potential loss of key employees of the acquired company.

Acquisitions of foreign companies may also involve the additional risks of assimilating differences in business practices and overcoming language and cultural barriers.

RISKS RELATED TO OUR INDUSTRY

We and our customers are subject to significant technological uncertainty which could result in reduced acceptance and demand for our products.

      Our products, and the research for which they are predominately used, involve several new and complex technologies. The instrumentation and software that comprise our systems have only recently been used in commercial applications. Scientists and technicians using our products require new technical skills and training and may experience difficulties with our products. As our products continue to be used, it is possible that previously unrecognized defects will emerge. Further, in order for us to address new applications for our products, we may have to add features and design new software. If we are unable to validate or achieve the improvements in our products necessary for their continued successful commercialization, the demand for our products will suffer.

      The outcomes of research based on technologies using our products are subject to the risks of failure inherent in the development of new technologies. These risks include the possibility that:

•	any products based on these technologies are ineffective, unreliable or unsafe, or otherwise fail;

•	producers will be unable to manufacture the products on a large scale or market the products economically;

•	proprietary rights of third parties will preclude the marketing of the products; and

•	third parties will market equivalent or superior products.

The failure of research and development activities using our products to result in commercially viable products could reduce the demand for our products.

We face intense competition which could result in reduced acceptance and demand for our products.

      While we are a leading provider of biochip and proteomic systems, the gene expression and proteomic research markets are intensely competitive, highly fragmented and rapidly changing. We compete with many companies in the United States and abroad that are engaged in the development and production of products that analyze genomic and proteomic information.

      Currently, our principal competition comes from established companies and organizations providing products that use existing technologies which perform many of the same functions for which we market our systems. These products include a variety of established assays and tests, including gel-based technologies. Future competition in the genomic and proteomic research fields will likely come from existing competitors as well as other companies seeking to develop new technologies for analyzing genomic and proteomic information. In addition, pharmaceutical and biotechnology companies have significant needs for genomic and proteomic information and may choose to develop or acquire competing technologies to meet these needs. If we are unable to compete effectively, there will be reduced acceptance of and demand for our products.

      Many of our competitors have greater financial, technical, research, marketing, sales, distribution, service and other resources than we do. Moreover, our competitors may have greater name recognition and more extensive customer bases than we do, and they may offer discounts as a competitive tactic. In addition, several development-stage companies are currently producing or developing products that compete with or will compete with our products. Our competitors may develop or market technologies or products that are more effective or commercially attractive than our current or future products, or that may render our technologies and products obsolete.

We may be involved in lawsuits to protect or enforce our patents, which would be expensive and, if we lose, may cause us to lose some of our intellectual property rights, which would reduce our ability to compete in the market.

      Our success will depend on our ability to obtain and protect patents on our technology and to protect our trade secrets. Our issued and future patents may not afford meaningful protection for our technology and products. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or unenforceable. In addition, our current and future patent applications may not result in the issuance of patents in the United States or foreign countries. Competitors may develop products similar to ours that do not conflict with our patents. They may have filed applications or obtained patents or proprietary rights competitive with or similar to ours. In order to protect or enforce our patent rights, we may initiate patent litigation which would be expensive, take significant time and divert management’s attention from other business concerns. The patent position of biotechnology firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. In addition, there is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

The rights we rely upon to protect the intellectual property underlying our products may not be adequate, which could enable third parties to use our technology, reducing our ability to compete in the market.

      We rely on trade secret protection for some of our confidential and proprietary information for which we have not sought patent protection. We believe that we have developed proprietary technology and processes relating to numerous aspects of our biochip and proteomic systems. We have taken measures to protect our proprietary technologies and processes and continue to explore ways to enhance these protections. We require our employees, consultants and advisors to execute confidentiality agreements. However, we cannot guarantee that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. Further, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets.

Our success depends on our ability to operate without infringing or misappropriating the proprietary rights of others.

      We cannot be certain that U.S. or foreign patents or patent applications of other companies do not exist or will not issue that would materially and adversely affect our ability to commercialize our products. We may be sued for infringing or misappropriating the patent or other intellectual property rights of others. Intellectual property litigation is costly, even if we prevail. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license requiring royalty payments. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent which we infringe, we may be unable to sell some of our products.

Ethical concerns surrounding the use of genomic information and misunderstanding of the nature of our business could frustrate our ability to develop and sell our existing products and new products.

      Genetic screening of humans is used to determine individual predisposition to medical conditions. Genetic screening has raised ethical issues regarding the confidentiality and appropriate uses of the resulting information. Government authorities may regulate or prohibit the use of genetic screening to determine genetic predispositions to medical conditions. Additionally, the public may disfavor and reject the use of genetic screening.

      Genomic and proteomic research is used to determine the role of genes and proteins in living organisms. Our products are designed and used for genomic and proteomic research and drug discovery and cannot be used for genetic screening without significant modification. However, it is possible that government authorities and the public may fail to distinguish between the genetic screening of humans and genomic and proteomic research. If this occurs, our products and the processes for which our products are used may be subjected to government regulations intended to affect genetic screening. Further, if the public fails to distinguish between the two fields, it may pressure our customers to discontinue the research and development initiatives for which our products are used.

We may not have adequate insurance, and if we are subject to product liability claims, we may experience reduced demand for our products or be required to pay damages that exceed our insurance limitations.

      Product liability claims asserted against us, regardless of their merit or potential outcome, may adversely effect our reputation, result in reduced demand for our products and make it more difficult for us to expand our business. Also, we cannot assure you that our current insurance policies will adequately protect us or that we can or will maintain our insurance policies on commercially acceptable terms, or at all.

RISKS RELATED TO THE COMMON STOCK

Call features for publicly traded stock are unusual, and the call feature of our stock may affect market price and liquidity.

      As contemplated in our investment agreement with PerkinElmer, for a period of two years commencing on October 23, 2000 and ending on October 21, 2002, PerkinElmer has the right to cause us to require the holders of our Common Stock to sell their shares to us. This call right is set forth in our certificate of incorporation, as amended. Rights to cause publicly traded shares to be redeemed are not typical, and there is insufficient precedent for us to predict all of the implications of PerkinElmer’s right to cause us to repurchase our Common Stock. It is possible that PerkinElmer’s right will adversely affect the market price and the liquidity of our Common Stock.

The expiration of the call feature of our Common Stock may cause the market price to decline.

      The repurchase right with respect to our Common Stock requires payment of a premium over the market price if the call is exercised. We cannot predict how the market price and liquidity of our Common Stock will be affected when PerkinElmer’s option expires. For instance PerkinElmer’s failure to exercise its right could cause the market price for our Common Stock to decrease substantially.

The callable feature of our stock may harm your ability to engage in tax and financial planning.

      We may require you to sell your shares of Common Stock to us, regardless of whether you want to or it is convenient for you. This requirement will remain in place until PerkinElmer’s call right expires. Because of market movements and depending on the price that you paid for your shares, it is possible that the repurchase price at any given time will be less than what you paid for your shares. The call feature of our stock may make it difficult for you to engage in financial or tax planning because you will be unable to retain your shares if the call is exercised.

There may not be an active, liquid trading market for our Common Stock which may affect your ability to quickly sell your shares.

      An active trading market for our Common Stock may not develop. If there is not an active trading market, due to PerkinElmer’s call option or for any other reason, you may not be able to sell your shares quickly or at market price if trading in our stock is not active.

Market volatility may adversely affect the market price of our Common Stock.

      The trading price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological innovations by us or our competitors;

•	new products or services introduced or announced by us or our competitors;

•	changes in financial estimates by securities analysts;

•	conditions or trends in the biotechnology, pharmaceutical and genomic and proteomic industries;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of our Common Stock or other securities; and

•	the market’s perception of the purchase option for our Common Stock.

In addition, the stock market in general, and the Nasdaq National Market and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and life sciences companies. These broad market and industry factors may serious harm the market price of our Common Stock, regardless of our operating performance. Declines in the value of our Common Stock could impair our ability to raise additional capital to fund the commercialization of our products. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. This litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

Anti-takeover provisions in our charter documents and under Delaware law, and PerkinElmer’s right to cause us to require the holders of our Common Stock to sell their shares to us, could make it difficult for a third party to acquire us.

      The anti-takeover provisions in our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us without the approval of our board of directors.

      Additionally, PerkinElmer has the right to require the holders of our Common Stock to sell their shares to us at a premium over market price or to match any third party offer that our board of directors is prepared to accept. PerkinElmer’s rights may discourage offers from third parties or may lower the price third parties may offer. Furthermore, our board has the authority to accept third party offers that may be less than the premium price PerkinElmer might otherwise be required to pay under our agreement, which PerkinElmer then has the right to match. As a result, we cannot assure you that the price you may receive upon the redemption of your shares will represent a favorable return on your investment.

      As a result of these provisions in our charter documents and Delaware law and our agreement with PerkinElmer, we could delay, deter or prevent a takeover attempt or third party acquisition that our stockholders consider to be in their best interests, including a takeover attempt that results in a premium over the market price.

FORWARD-LOOKING STATEMENTS

      This Reoffer Prospectus includes “forward-looking statements” based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Such statements are not guarantees of future performance and ware subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those anticipated in any forward-looking statements as a result of numerous factors, many of which are described in the “RISK FACTORS” section in our prospectus filed with the SEC on May 5, 2000 and in our current report on Form 10-Q, for the quarter ended June 30, 2000. You should carefully consider those risks, in addition to the other information in this Reoffer Prospectus and in our other filings with the SEC, before deciding to invest in our company or to maintain or increase your investment. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

USE OF PROCEEDS

      All of the Shares of Common Stock are being offered by the Selling Shareholders. Genomic will not receive any proceeds from the sales of the Shares by the Selling Shareholders, but will receive funds from the sale of the Shares to the Selling Shareholders upon the exercise of stock options for such Shares. The Company will use these funds for working capital.

SELLING SHAREHOLDERS

      The Shares offered under this Reoffer Prospectus are being registered for reoffers and resales by Selling Shareholders of the Company who have and may in the future acquire such Shares under the Employee Benefit Plans. The Selling Shareholders are persons who may be deemed our affiliates, and persons who are not our affiliates, who have acquired Shares under our Employee Benefit Plans prior to the filing of the registration statement of which this Reoffer Prospectus is a part. The Selling Shareholders named in the following table may resell all, a portion, or none of such Shares. There is no assurance that any of the Selling Shareholders will sell any or all of the Shares offered by them hereunder. The Selling Shareholders will pay any and all brokerage commissions charged to sellers in connection with any sales.

      Participants under the Employee Benefit Plans who are deemed to be “affiliates” of the Company who acquire Shares of Common Stock under the Employee Benefit Plans may be added to the Selling Shareholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act.

      In addition, certain unnamed non-affiliates of the Company holding restricted securities may use this Reoffer Prospectus for reoffers and resales of the Shares registered pursuant to this registration statement of which this Reoffer Prospectus is a part, if such non-affiliates hold less than the lesser of 1,000 Shares or 1% of the shares issuable under a plan.

      The following table sets forth certain information concerning the Selling Shareholders as of the date of this Reoffer Prospectus, and as adjusted to reflect the sale by the Selling Shareholders of the Shares offered hereby, assuming all of the Shares offered hereby are sold:

			Number of
			Shares	Percentage of Shares
			Upon Exercise	Beneficially Owned
			of
	Number of Shares		Options To Be	Before	After
Name	Owned (1)		Offered (2)(3)	Offering	Offering

Kevin Auton(9)	37,500		37,500	*	*

Chris Barker(9)	8,000		8,000	*	*

Frank Becker(10)	52,000		55,000	*	*

Allison C. Bliton(11)	11,478		18,000	*	*

Beverly Burk(9)	2,125		2,000	*	*

Edward Burnham(12)	11,533		25,500	*	*

George Byrkit(13)	11,878		19,000	*	*

David Carter(14)	4,000		10,000	*	*

Christine M. Ethier(15)	13,200		45,000	*	*

Jeffrey Fosdick(16)	14,083		20,000	*	*

John Hollingshead(17)	4,030		10,000	*	*

Michael Ignatoski(18)	18,183		30,000	*	*

Andrew A. Jakimcius(19)	60,670		90,000	*	*

Greg Kinch(20)	43,133		62,000	*	*

Nicholas P. King(21)	171,449	(4)(5)	30,000	*	*

Barbara G. Kirkland(9)	40,400		40,400	*	*

Michael P. Kurek(22)	51,233		126,000	*	*

Robert Luton(9)	41,200		41,200	*	*

J. Matthew Mackowski(23)	1,933,971		30,000	8.15%	7.89%

Daniel J. Mitchell(24)	1,869,694	(6)	30,000	7.88%	7.62%

James R. Pinkney(9)	2,000		2,000	*	*

Samuel Proffitt(25)	10,400		11,000	*	*

Shannon M. Richey(26)	21,800		45,000	*	*

Steven J. Richvalsky(27)	123,111		177,250	*	*

Paul Ryan(9)	5,600		5,600	*	*

Nisha Sahay(28)	500		2,500	*	*

Robert G. Shepler(29)	674,848		30,000	2.84%	2.70%

Chris Smart(9)	1,000		1,000	*	*

Michael Tincher(30)	16,783		23,000	*	*

Helen Thompson(9)	5,400		5,400	*	*

Damion E. Wicker(31)	5,036,346	(7)	30,000	21.2%	20.7%

Jeffrey S. Williams(32)	1,184,057	(8)	1,330,000	4.98%	*

Robin Worley(9)	2,500		2,500	*	*

Xianxian Zheng(33)	500		2,500	*	*

TOTAL	11,484,605		2,859,440	48.1%	38.94%

* Less than one percent
(1)	Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this Reoffer Prospectus.

(2)	Includes all outstanding options to purchase Shares of Common Stock granted to the named individuals under the Employee Benefit Plans whether or not vested or exercisable within 60 days of the date of this Reoffer Prospectus. Also includes all Shares issued to such named individuals upon the exercise of options granted under the Employee Benefit Plans. All of such Shares are being registered hereunder. Does not include any shares that may be acquirable under future grants of options under the Employee Benefit Plans.

(3)	Does not constitute a commitment to sell any or all of the stated number of Shares of Common Stock. The number of Shares offered shall be determined from time to time by each Selling Stockholder at his or her sole discretion.

(4)	73,500 shares are held by Mr. King’s wife.

(5)	3,000 shares are held by Mr. King’s children.

(6)	1,846,694 shares are held in the name of American Healthcare Fund II, and are attributable to Mr. Mitchell, as he is a general partner of Capital Health Ventures, the general partner of American Healthcare Fund II.

(7)	5,016,346 shares represents the beneficial ownership of the equity securities by Chase Venture Capital Associates, LLC, (“CVCA, LLC”), a portion of which may be deemed attributable to Mr. Wicker because Mr. Wicker is a general partner of Chase Capital Partners (“CCP”), which is (i) the sole shareholder of the managing member of CVCA, LLC and (ii) the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed attributable to Mr. Wicker is not readily determinable because it is subject to several variables including CVCA, LLC’s and CCP’s internal rate of return and vesting. Mr. Wicker disclaims beneficial ownership of the securities to the extent it exceeds his pecuniary interest in them.

(8)	Mr. Williams is deemed the indirect owner of 300,000 shares, as 100,000 shares are held by his wife and 200,000 shares are held by a trust for the benefit of his children.

(9)	Former Employee.

(10)	Mr. Becker is Vice President, Western Region Sales.

(11)	Ms. Bliton is a Senior Systems Engineer.

(12)	Mr. Burnham is the Business Development Director, Research Services.

(13)	Mr. Byrkit is a Senior Software Engineer.

(14)	Mr. Carter is a Product Manager.

(15)	Ms. Ethier is Vice President of Proteomics.

(16)	Mr. Fosdick is the Controller.

(17)	Mr. Hollingshead is a Manufacturing Supervisor.

(18)	Mr. Ignatoski is a Software Development Manager.

(19)	Mr. Jakimcius is Executive Vice President, Operations.

(20)	Mr. Kinch is Vice President, Business Development.

(21)	Mr. King is a director of the Company.

(22)	Mr. Kurek is Executive Vice President of Sales and Service.

(23)	Mr. Mackowski is a director of the Company.

(24)	Mr. Mitchell is a director of the Company.

(25)	Mr. Proffitt is a Quality Assurance Manager.

(26)	Ms. Richey is Vice President of Genomics.

(27)	Mr. Richvalsky is Chief Financial Officer, Executive Vice President, Secretary and Treasurer.

(28)	Ms. Sahay is a Senior Scientist.

(29)	Mr. Shepler is Chairman of our Board of Directors.

(30)	Mr. Tincher is a Senior Software Engineer.

(31)	Mr. Wicker is a director of the Company.

(32)	Mr. Williams is President, Chief Executive Officer and a director of the Company.

(33)	Ms. Zheng is a Staff Scientist.

PLAN OF DISTRIBUTION

      Shares offered hereby may be sold from time to time directly by or on behalf of a Selling Shareholder in one or more transactions on the Nasdaq National Market or on any stock exchange on which the Common Stock may be listed at the time of sale, in privately negotiated transactions or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Shareholders may sell Shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). The number of Shares to be sold by the Selling Shareholders (or any person with whom such Selling Shareholders is acting in concert for the purpose of selling securities of the Company), whether pursuant to this Reoffer Prospectus or otherwise, may not exceed, during any three month period, the amount specified by Rule 144(e) under the Securities Act because the Company does not satisfy the requirements for use of Form S-3 under the Securities Act. Shares of Common Stock covered by this Reoffer Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Reoffer Prospectus. The Selling Shareholders will be subject to applicable provisions of the Exchange Act, including without limitation, Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders.

      In connection with such sales, the Selling Shareholders and any participating broker or dealer may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

      We will not receive any of the proceeds from the sale of the Shares, but we will receive funds in connection with the exercise of stock options relating to such Shares. While all expenses of registration incurred in connection with this Reoffer Prospectus are being paid by Genomic, all brokerage commissions and other expenses incurred by individual Selling Shareholders will be borne by such Selling Shareholders.

      In order to comply with certain state securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of Shares must also be made by the Selling Shareholders in compliance with all other applicable state securities laws and regulations.

      There can be no assurance that any of the Selling Shareholders will sell any or all of the shares offered by them hereby.

INDEMNIFICATION

      The General Corporation Law of the State of Delaware permits a corporation, through its certificate of incorporation, to eliminate the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include breach of fiduciary duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. Our certificate of incorporation, as amended, exonerates our directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief.

      Our certificate of incorporation, as amended, and by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

      The validity of the shares of our Common Stock offered by this Reoffer Prospectus will be passed upon for Genomic by Jaffe, Raitt, Heuer & Weiss, P.C., Detroit, Michigan. As of October 17, 2000, certain attorneys of Jaffe, Raitt, Heuer & Weiss, P.C. beneficially owned approximately 123,887 shares of our Common Stock.

EXPERTS

      The financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

      The following documents and information heretofore filed with the Commission are incorporated herein by reference:

(a)	Our final prospectus filed with the SEC on May 5, 2000 pursuant to Rule 424(b)(4) under the Securities Act of 1933;

(b)	Our Current Report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on August 14, 2000; and

(c)	Our Registration Statement No. 000-30549 on Form 8-A filed with the SEC on May 2, 2000, in which we describe the terms, rights and provisions applicable to our outstanding common stock.

      All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

      Not applicable.

Item 5. Interests of Named Experts and Counsel

      The validity of the shares of the Registrant’s Common Stock to be issued pursuant to this Registration Statement will be passed upon by Jaffe, Raitt, Heuer & Weiss, P.C. As of October 17, 2000, certain attorneys of Jaffe, Raitt, Heuer & Weiss, P.C. beneficially owned approximately 123,887 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers

      As permitted by the Delaware General Corporation Law (the “DGCL”), the Registrant’s charter authorizes the Registrant to obligate itself to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Delaware law. The Registrant’s bylaws obligate it to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted by Delaware law. The DGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (a) was committed in bad faith or, (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

      The DGCL permits the charter of a Delaware corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that: (i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Registrant’s charter contains a provision providing for elimination of the liability of its directors or officers to the Registrant or its stockholders for money damages to the maximum extent permitted by Delaware law from time to time.

      The Registrant has entered into indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed under Delaware law.

Item 7. Exemption from Registration Claimed

      The Shares of Common Stock to be sold under the Reoffer Prospectus were initially sold by Genomic pursuant to Rule 701 as promulgated by the SEC under the Securities Act of 1933 or Section 4(2) of the Securities Act of 1933.

Item 8. Exhibits

      The exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement.

Item 9. Undertakings

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on October 26, 2000

GENOMIC SOLUTIONS INC., a Delaware corporation

By: /s/ Jeffrey S. Williams Jeffrey S. Williams, Chief Executive Officer and President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Jeffrey S. Williams his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Common Stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jeffrey S. Williams Jeffrey S. Williams	President, Chief Executive Officer, and Director (principal executive officer)	October 26, 2000

/s/ Steven J. Richvalsky Steven J. Richvalsky	Chief Financial Officer, Executive Vice President, Treasurer and Secretary (principal financial and accounting officer)	October 26, 2000

/s/ Robert G. Shepler Robert G. Shepler	Chairman of the Board	October 26, 2000

/s/ J. Matthew Mackowski J. Matthew Mackowski	Director	October 26, 2000

/s/ Daniel J. Mitchell Daniel J. Mitchell	Director	October 26, 2000

/s/ Damion E. Wicker Damion E. Wicker, M.D.	Director	October 26, 2000

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Form of Callable Common Stock Certificate (Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, File Number 333-30246).

4.2	Form of Amended and Restated Stockholders Agreement dated as of January 25, 2000, among Genomic Solutions and certain of its stockholders (Incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1, File Number 333-30246).

4.3	Registration Rights Agreement among Genomic Solutions and certain of its warrantholders, dated April 23, 1999, as amended on October 28, 1999 (Incorporated by reference to Exhibit 4.7 of the Registrant’s Registration Statement on Form S-1, File Number 333-30246).

4.4	Warrant between Genomic Solutions and ESA, Inc., dated October 13, 1998 (Incorporated by reference to Exhibit 4.9 of the Registrant’s Registration Statement on Form S-1, File Number 333-30246).

4.5	Registration Rights Agreement among Genomic Solutions and Jeffrey S. Williams (Incorporated by reference to Exhibit 4.19 of the Registrant’s Registration Statement on Form S-1, File Number 333-30246).

4.6	1994 B.I. Systems Corporation Omnibus Equity Incentive Plan, as amended( Incorporated by reference to Exhibit 10.6 of the Registrant’s Registration Statement on Form S-1, File Number 333-30246).

4.7	1998 Employee Stock Option Plan, as amended (Incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-1, File Number 333-30246).

4.8	1998 Non-Employee Director and Consultant Stock Option Plan, as amended (Incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-1, File Number 333-30246).

4.9	2000 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-1, File Number 333-30246).

5.1	Opinion of Jaffe, Raitt, Heuer & Weiss, P.C. as to legality of securities being registered

23.1	Consent of Jaffe, Raitt, Heuer & Weiss, P.C. (included as part of Exhibit 5.1)

23.2	Consent of Arthur Andersen LLP, independent public accountants

24.1	Power of Attorney (included on the signature page of this Registration Statement)